[GRAPHIC OMITTED]                                               Exhibit 99.1
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888                                        ====
Pitman, NJ 08071-0888                                              NEWS
(856) 589-0500
FAX (856) 582-7968
www.ktron.com
E-mail: ktii@ktron.com



For Release:    Immediately

Contact:        Ronald Remick, Senior Vice President and Chief Financial Officer
                      Tel: (856) 256-3311          E-mail: remick@ktron.com


             K-TRON REPORTS $ 0.53 PER SHARE SECOND QUARTER EARNINGS

Pitman, New Jersey - - July 26, 2004 - - K-Tron International, Inc. (NASDAQ-KTII) today reported second quarter 2004 net income of $1.389 million, or $0.53 per share (diluted), on revenues of $27.06 million compared to net income of $0.865 million, or $0.35 per share (diluted), on revenues of $22.66 million for the same period in 2003.

For the first six months of 2004, K-Tron reported net income of $2.811 million, or $1.08 per share (diluted), on revenues of $53.38 million compared to net income of $1.700 million, or $0.68 per share (diluted), on revenues of $46.06 million for the same period in 2003.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the second quarter and first six months of 2003 were applied to the same periods in 2004, the Company's revenues would have increased approximately 16.4 percent for the second quarter of 2004 instead of
19.4 percent and would have increased approximately 12.3 percent for the first six months of 2004 instead of 15.9 percent, in each case compared to the numbers reported for the same periods in 2003, and the gains in its net income and earnings per share in those periods in 2004 would have been lower than reported. This is due in each case to a significantly weaker U.S. dollar in the second quarter and first six months of 2004 compared to the same periods in 2003 against the Swiss franc, the euro and other relevant foreign currencies.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, "By almost any financial measure, the second quarter and first half of 2004 were excellent periods for K-Tron. Second quarter revenues, net income and earnings per share were up 19.4 percent, 60.6 percent and 51.4 percent, respectively, versus last year's second quarter, and the corresponding comparisons for the first half were increases of 15.9 percent,
65.4 percent and 58.8 percent. Excluding the one-time $164 thousand pre-tax gain on the sale of an office building in the United Kingdom that occurred in the first quarter, the second quarter was also better than this year's first quarter, reflecting a continuation of the improved business conditions that we began to see in the fourth quarter of 2003."

In reviewing other highlights, Mr. Cloues noted that the Company's strong cash flow produced a $2.705 million increase in cash in the second quarter, from $5.805 million at the beginning of the


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quarter to $8.510 million at the end of the quarter. During the same period, debt was reduced by $765 thousand, from $27.877 million to $27.112 million, and net debt (debt minus cash) declined by $3.470 million, or 15.7 percent, from $22.072 million to $18.602 million.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *

                            (Financial Data Follows)



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                                                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                                               FINANCIAL SUMMARY
                                                                  (Unaudited)
                                                    (Dollars in thousands, except share data)


                                              Three Months Ended             Six Months Ended
                                              ------------------             ----------------
                                             July 3,      June 28,       July 3,        June 28,
                                              2004          2003          2004           2003
                                              ----          ----          ----           ----

Revenues                                  $   27,062    $   22,661      $   53,383    $   46,059
                                          ==========    ==========      ==========    ==========

Operating income                          $    2,300    $    1,638           4,563    $    3,143

Interest expense                                 348           400             714           780

Gain on sale of office building                   --           --              164            --
                                          ----------    ----------      ----------    -----------

Income before income taxes                     1,952         1,238           4,013         2,363

Income taxes                                     563           373           1,202           663
                                          ----------    ----------      ----------    -----------

Net income                                $    1,389    $      865      $    2,811    $    1,700
                                          ==========    ==========      ==========    ==========

Basic earnings per share                  $     0.56    $     0.36      $     1.13    $     0.70
                                          ==========    ==========      ==========    ==========

Diluted earnings per share                $     0.53    $     0.35      $     1.08    $     0.68
                                          ==========    ==========      ==========    ==========

Average number of common
  shares outstanding (basic)               2,491,000     2,433,000       2,477,000     2,433,000
                                          ==========    ==========      ==========    ==========
Average number of common
  & common equivalent
  shares outstanding (diluted)             2,617,000     2,493,000       2,599,000     2,489,000
                                          ==========    ==========      ==========    ==========



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